UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  D.C.  20549


FORM 12b-25

Commission File Number 001-14097

NOTIFICATION OF LATE FILING

(Check One):     [ ] Form 10-Q     [ ] Form 20-F     [X] Form 11-K
                 [ ] Form 10-K and Form 10-KSB     [ ] Form N-SAR

                     For Period Ended:     December 31, 1999
                     [ ] Transition Report on Form 10-K
                     [ ] Transition Report on Form 20-F
                     [ ] Transition Report on Form 11-K
                     [ ] Transition Report on Form 10-Q
                     [ ] Transition Report on Form N-SAR
                     For the Transition Period Ended:

==============================================================================

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

==============================================================================

PART I - REGISTRANT INFORMATION

Full Name of Registrant:  Sauer-Danfoss LaSalle Factory Employee Savings Plan

Former Name if Applicable

Address of Principal Executive Office (Street and Number):  2800 East 13th
Street

City, State and Zip Code:  Ames, Iowa 50010

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]     (a)     The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

[X]     (b)     The subject annual report, semi-annual report, transition
                report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Registrant and the Registrant's auditor, KPMG LLP ("KPMG"), require additional time to analyze information in order for KPMG to prepare its audit report. Registrant expects KPMG to be able to analyze such data and prepare its audit report by July 13, 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

   Kenneth D. McCuskey               515                       239-6364
---------------------------  -------------------  ----------------------------
        (Name)                  (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify the report(s).
                                                               [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes  [X] No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Plan Administrator, Sauer-Danfoss (US) Company, on behalf of the registrant, Sauer-Danfoss LaSalle Factory Employee Savings Plan, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Sauer-Danfoss (US) Company

Date:    June 28, 2000                By:   Kenneth D. McCuskey
      ----------------------              ------------------------------------

                                      Name:   Kenneth D. McCuskey
                                            ----------------------------------

                                      Title:  Vice President
                                             ---------------------------------








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